Exhibit 99.3
E-MAIL FROM RANDY BATTAT, PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF AIRVANA, INC. TO EMPLOYEES
From: Randy Battat
Sent: Friday, December 18, 2009 9:15 AM
To: .All Employees
Subject: Airvana Merger
By now, you’ve probably seen the announcement we made this morning that Airvana is being acquired by an investment group for $7.65 per share in cash. I’m attaching the press release below for your reference. I’m very excited about the opportunity this transaction presents to our shareholders, and I wanted to share my thoughts on why I think this path is the right one for you and our company.
Our business profile does not fit a public company model. Our EV-DO business is characterized by a single major customer, accounting treatment that makes our financial results very hard to understand, and presents risk related to the future technology transition to 4G. And our femtocell work is more similar to a late-stage startup than a public company — while there’s lots of promise, the track record of consistent results is yet to come. These factors have made, and I believe will continue to make, it difficult for the public markets to understand our business. As a result, being public has more costs than benefits, and I believe this transaction represents the best reasonable alternative for our shareholders.
I’m also excited to be working with our new investors. I used to work for Merle Gilmore, who will be our new Chairman, when I was at Motorola. Merle has deep experience in wireless communications, and he will contribute significantly to our strategic thinking and excellence in execution. I’ve gotten to know his associates pretty well over the last nine months, and I’ve come to respect and admire their integrity, intelligence, and competitiveness. The whole team is made up of bright, aggressive people, and they’re as committed to our strategy as we are.
Sanjeev, Vedat, and I are all deeply committed to the path we’re taking. Each of us is investing a significant portion of our Airvana equity in the new company because we believe in Airvana’s products and its employees. What’s in it for you? First, there’s a short term cash benefit. Every employee of Airvana has stock options, and all those options — whether currently vested or not — will get cashed out at $7.65 per share. More important, there’s the opportunity to continue to build great products , to delight customers, and to continue participate in the financial success of the company.
I look forward to joining you in experiencing the next part of our great ride.
Randy